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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 of NiSource Inc. on Form S-3, Registration Statement Nos 333-107748 and 333-107743 on Form S-8 and Registration Statement Nos. 333-33896 and 333-33896-01 of NiSource Inc. on Form S-4 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in the method of accounting for goodwill as described Notes 1H and 5, asset retirement obligations as described in Note 5, and derivative and hedging activities as described in Note 1P, and revenues and related costs associated with trading activities as described in Notes 1I and 5), appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Chicago, Illinois
March 12, 2004